Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                             DigitalNet Government Solutions, LLC
                                       ------------------------------------------------------------------------------
                                                                                            Period from
                                                                                         January 1, 2002   Six months
                                                     Year ended December 31,                  through        ended
                                        ----------------------------------------------      November 25,    June 30,
                                          1998         1999         2000         2001           2002          2002
                                        -------      -------      -------      -------   ---------------   ----------

Income before income taxes              $10,911      $25,994      $ 6,475      $32,822      $ 43,058         $23,858

Plus:
 Interest on indebtedness                  --           --           --           --            --              --
 Portion of operating lease
 rental expense estimated to
 be representative of interest              582          689          582          946         1,271             695
                                        -------      -------      -------      -------      --------         -------
Earnings(1)                             $11,493      $26,683      $ 7,057      $33,768      $ 44,329         $24,553
                                        =======      =======      =======      =======      ========         =======

Fixed charges:
 Interest on indebtedness               $  --        $  --        $  --        $  --        $   --           $  --
 Portion of operating lease
 rental expense estimated to
 be representative of interest              582          689          582          946         1,271             695
                                        -------      -------      -------      -------      --------         -------
Total fixed charges(1)                  $   582      $   689      $   582      $   946      $  1,271         $   695
                                        =======      =======      =======      =======      ========         =======

Ratio of earnings to fixed charges        19.75x       38.73x       12.13x       35.70x        34.88x           35.33x
                                        =======      =======      =======      =======      ========         =======

                                                                    DigitalNet Holdings, Inc.
                                 -------------------------------------------------------------------------------------------------
                                 Period from
                                 September 7,
                                     2001                       Pro forma                                  Pro forma
                                 (inception)                   as adjusted   Three months   Six months  as adjusted for  Six months
                                   through      Year ended     Year ended       ended         ended      the six months    ended
                                 December 31,   December 31,   December 31,    June 30,      June 30,    ended June 30,   June 30,
                                    2001          2002(2)        2002(3)        2003           2002         2002(3)        2003
                                 ------------   -----------    ------------  ------------  -----------    ----------     ----------
Income before income taxes         $   (698)      $ (1,740)      $ 26,397      $  1,866      $ (1,216)      $ 14,168      $  2,729

Plus:
 Interest on indebtedness              --            1,517          8,615         4,037          --            4,307         8,141
 Portion of operating lease
 rental expense estimated to
 be representative of interest           12             41          1,312           285            18            713           583
                                   --------       --------       --------      --------      --------       --------      --------
Earnings(1)                        $   (686)      $   (182)      $ 36,324      $  6,188      $ (1,198)      $ 19,188      $ 11,453
                                   ========       ========       ========      ========      ========       ========      ========

Fixed charges:
 Interest on indebtedness          $   --         $  1,517       $  8,615      $  4,037      $   --         $  4,307      $  8,141
 Portion of operating lease
 rental expense estimated to
 be representative of interest           12             41          1,312           285            18            713           583
                                   --------       --------       --------      --------      --------       --------      --------
Total fixed charges(1)             $     12       $  1,558       $  9,927      $  4,322      $     18       $  5,020      $  8,724
                                   ========       ========       ========      ========      ========       ========      ========

Ratio of earnings to fixed charges     --  x(4)        -- x(4)       3.66x         1.43x          -- x(4)       3.82x         1.31x
                                   ========       ========       ========      ========      ========       ========      ========


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(1) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing fees and debt discounts, and a portion of operating lease rental expense estimated to be representative of interest.

(2) On November 26, 2002, we acquired all of the membership interests of Getronics Government Solutions, L.L.C. (now DigitalNet Government Solutions, LLC or DGS). Our results of operations for the year ended December 31, 2002 include the operating results of DGS from November 26, 2002 through December 31, 2002 along with that of DigitalNet Holdings, Inc. for the entire year ending December 31, 2002

(3) The pro forma as adjusted statement of operations data gives effect to
    (i) the DGS acquisition and the related transactions, (ii) the sale of the old notes, (iii) the 2003 Credit Facility, and (iv) the exchange offer as if each of the transactions had occurred on January 1, 2002.

(4) Earnings of DigitalNet Holdings, Inc. for the period from September 7, 2001 (inception) through December 31, 2001, the year ended December 31, 2002, and the six months ended June 30, 2002 were not sufficient to cover fixed charges. The deficiency was approximately $698,000 for the period from September 7, 2001 (inception) through December 31, 2001, approximately $1.7 million for the year ended December 31, 2002, and approximately $1.2 million for the six months ended June 30, 2002.